Exhibit 99.1

Media Contact:

LaVonda Renfro

972-349-6200

lrenfro@veritexbank.com

Investor Relations:

972-349-6200

scaudle@veritexbank.com

PRESS RELEASE

Veritex Holdings, Inc. Completes Acquisition of IBT Bancorp, Inc.

DALLAS, TX— July 1, 2015—Veritex Holdings, Inc. (NASDAQ: VBTX), the parent holding company of Veritex Community Bank, announced the completion of the acquisition of IBT Bancorp, Inc. (“IBT”) effective July 1, 2015. IBT was the parent holding company of Independent Bank of Texas (“Independent Bank”), a Texas state chartered full service commercial bank with total assets of $121 million, total loans of $99 million, and total deposits of $104 million at March 31, 2015.  Independent Bank operates two banking locations in the Dallas metropolitan area.

Under the terms of the definitive agreement, Veritex issued approximately 1,185,185 shares of its common stock (with cash in lieu of fractional shares) and paid approximately $4.0 million in cash for the outstanding shares of IBT common stock in connection with the closing of the acquisition.

C. Malcolm Holland, Chairman and Chief Executive Officer of Veritex noted, “We are excited to welcome IBT into the Veritex family.  Completion of the acquisition of IBT is an important part of our growth strategy.  With the addition of a seasoned SBA lending group and two additional locations in the Dallas metropolitan area, we are well positioned to serve our customers even better than before. I would like to thank our teams in working expeditiously to complete the acquisition, and look forward to working together as we integrate our operations.”

Veritex was advised by Stephens Inc. as financial advisor and Bracewell & Giuliani LLP as legal counsel. IBT was advised by Commerce Street Capital, LLC. as financial advisor and Haynie Rake Repass & Klimko, P.C. as legal counsel.

ABOUT VERITEX HOLDINGS, INC.

Headquartered in Dallas, Texas, Veritex Holdings, Inc. is a bank holding company that conducts banking activities through its wholly-owned subsidiary, Veritex Community Bank, with locations throughout the Dallas metropolitan area. Veritex Community Bank is a Texas state chartered bank regulated by the Texas Department of Banking and the Board of Governors of the Federal Reserve System. For more information, visit www.veritexbank.com.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

In connection with the proposed merger of IBT Bancorp, Inc. with and into Veritex Holdings, Inc., Veritex has filed a registration statement on Form S-4 with the Securities and Exchange Commission to register the shares of Veritex common stock issued to the shareholders of IBT as consideration in the merger. The registration statement included a proxy statement/prospectus which was sent to the shareholders of IBT seeking their approval of the proposed transaction.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS ON FILE OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT VERITEX, IBT AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of the registration statement on Form S-4 and the related proxy statement/prospectus, as well as other documents filed with the Securities and Exchange Commission by Veritex through the web site maintained by the Securities and Exchange Commission at www.sec.gov. Documents filed with the Securities and Exchange Commission by Veritex are available free of charge by directing a request by phone, email or mail to Veritex Holdings, Inc., 8214 Westchester Drive, Suite 400, Dallas, Texas 75225 Attn: Investor Relations. Veritex’s telephone number is (972) 349-6200.

FORWARD-LOOKING STATEMENTS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release may contain certain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, current expectations, estimates and projections about Veritex and its subsidiaries. Forward-looking statements include information regarding Veritex’s future financial performance, business and growth strategy, projected plans and objectives, expectations concerning the costs associated with the merger and related transactions, timing for completion of the merger, integration of  the acquired business, ability to achieve the anticipated cost savings and operational efficiencies, addition of new and expansion of existing product offerings, projected purchase accounting adjustments including estimated gross credit marks, pre-tax gains and write-ups, the accretive value of the acquisition, and other projections based on macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. Further, certain factors that could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to whether Veritex can: successfully implement its growth strategy, including identifying acquisition targets and consummating suitable acquisitions;  continue to sustain internal growth rate; provide competitive products and services that appeal to its customers and target market; continue to have access to debt and equity capital markets; and achieve our performance goals. These and various other factors are discussed in Veritex’s Final Prospectus, dated October 10, 2014, filed pursuant to Rule 424(b)(4), Veritex’s Annual Report on Form 10-K filed on March 27, 2015, and other reports and statements Veritex has filed with the Securities and Exchange Commission. Copies of such filings are available for download free of charge from www.veritexbank.com under the Investor Relations tab.

Source: Veritex Holdings, Inc.